Exhibit 99

Contact Info:         Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Announces Third Quarter Net Income Increase of 32%.

LOWELL, Mass (October 16, 2009) - Enterprise Bancorp, Inc. (“Enterprise”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income of $2.3 million, or $0.28 per diluted share, for the quarter ended September 30, 2009, compared to $1.7 million, or $0.21 per diluted share, for the quarter ended September 30, 2008.  Net income for the nine months ended September 30, 2009 amounted to $5.2 million, or $0.63 diluted earnings per share, compared to $5.5 million, or $0.69 diluted earnings per share, for the comparable 2008 period.

Loans outstanding totaled $1.06 billion at September 30, 2009, an increase of $110.3 million, or 12%, since December 31, 2008, representing an annualized growth rate of 16%, and an increase of $39.5 million since June 30, 2009.   Deposits, excluding brokered deposits, totaled $1.04 billion at September 30, 2009, an increase of $167 million, or 19%, since December 31, 2008, representing an annualized growth rate of 26%, and an increase of $14.7 million since June 30, 2009.

Enterprise also announced today that it has declared a quarterly dividend of $0.095 per share to be paid on December 1, 2009, to shareholders of record as of November 10, 2009, compared to the quarterly dividend of $0.09 per share paid in December 2008.  The quarterly dividend represents a 5.6% increase over the 2008 dividend rate.

Chief Executive Officer Jack Clancy commented, “We are very pleased with Enterprise’s earnings, continued deposit and loan growth, overall financial results, and progress. Our significant investments that have been made to further position Enterprise Bank to seize the current market opportunities, including investments in branch expansion, technology, marketing, personnel, and other investments, are resulting in strong deposit and loan growth and increased earnings. The 32% increase in net income in the third quarter was achieved in spite of increased FDIC insurance premiums impacting all banks, and ongoing expenditures to position Enterprise for continued growth and branch expansion.

Mr. Clancy continued, “The current environment provides what we believe are unprecedented opportunities for community banks like Enterprise, as customers migrate from larger, national banks to local community banks, choosing to do business with banking professionals they know and trust.  At a time when many large regional and national financial institutions are retrenching, Enterprise is successfully growing loans and deposits, as indicated by our 2009 year-to-date annualized growth rates of 16% and 26%, respectively, while we continue to expand our branch network and invest in our infrastructure and in our employees.  During the quarter, our temporary Derry, NH loan production office began operating as a full-service branch. We also recently began construction on our permanent Derry location, which we expect to be open in late spring 2010.”

Founder and Chairman of the Board George Duncan stated, “We believe that the need for and the desire of local businesses, professionals, non profits and individuals to do business with a stable, local community bank, like Enterprise, is stronger than ever.  We anticipate that the current banking environment will continue to provide abundant opportunities for Enterprise to acquire new customers, increase market share and expand geographically over the coming years.”

Results of Operations

The increase in net income for the quarter ended September 30, 2009, when compared to the same period in 2008, was primarily due to an increase in net interest income, partially offset by a decrease in gains on sales of investments and increases in FDIC insurance premiums and other non-interest expenses.

Net income for year—to-date September 2009, when compared to the same period in 2008, was impacted primarily by an increase in net interest income, which was more than offset by increases in the provision for loan losses, a decrease in non interest income, and increases in FDIC insurance premiums and other non-interest expenses.

Net interest income for the quarter ended September 30, 2009 amounted to $12.5 million, compared to $10.9 million in the September 2008 quarter, an increase of $1.6 million or 15%.  Net interest income for the nine month period ended September 30, 2009 amounted to $35.3 million, an increase of 14%, compared to $31.0 million for the nine months ended September 30, 2008.  The increase in net interest income over the comparable quarter and year-to-date 2008 periods was due primarily to strong loan growth. Average loan balances increased $150.6 million and $133.6 million for the quarter-over-quarter and year-over-year periods, respectively.

Net interest margin was 4.32% for the three months ended September 30, 2009, compared to 4.19% and 4.27% for the quarters ended June 30, 2009 and September 30, 2008, respectively. Year-to-date net interest margin was 4.23% for the nine months ended September 30, 2009 compared to 4.22% for the same period in 2008, and 4.23% for the year ended December 31, 2008.

The provision for loan losses amounted to $1.1 million for the three months ended September 30, 2009, compared to $1.2 million for the same period in 2008, and amounted to $3.1 million and $2.0 million for the nine months ended September 30, 2009 and 2008, respectively. The increase in the year-to-date provision was due to several factors: the level of loan growth during the period, 2009 year-to-date net charge-offs of $887 thousand compared to $387 thousand for the same period last year; and an increase in specific reserves.  Annualized year-to-date net charge-offs amounted to 0.12% of average total loans in 2009 compared to 0.06% for the same period in 2008.  Non-performing assets amounted to 1.30% of total assets at September 30, 2009 compared to 1.09%, 0.73% and 0.63% at June 30, 2009, December 31, 2008 and September 30, 2008, respectively.  The ratio of loans 60-89 days past due to total loans declined to 0.12% at September 30, 2009 compared to 0.32% at June 30, 2009 and 0.28% at December 31, 2008.  The allowance for loan losses to total loans ratio was 1.65% at September 30, 2009, compared to 1.64% at June 30, 2009, and 1.61% at December 31, 2008.  In general, the trends in non-performing statistics are consistent with the economic environment at the local level, which has been less severely impacted than nationally.  Our credit quality and allowance ratios continue to compare favorably to peer groups.

Non-interest income for the three months ended September 30, 2009 amounted to $2.4 million as compared to $2.6 million at September 30, 2008.  Non-interest income for the nine months ended September 30, 2009 and September 30, 2008 amounted to $7.1 million and $7.4 million, respectively.  Year-to-date investment advisory income decreased $405 thousand over the same period in the prior year due to the decline in the value of assets under management resulting primarily from investment market conditions.  During the nine months ended September 30, 2009, net gains on security sales were offset in part by the other than temporary impairment on certain equity securities and resulted in net gains of $189 thousand, compared to net gains of $267 thousand for the nine months ended September 30, 2008.  Gains realized on the sales of loans increased $426 thousand over the comparable year-to-date period due to the increase in volume of residential loan production as a result of the favorable market interest rates in 2009.

Non-interest expense for the three months ended September 30, 2009, amounted to $10.5 million, an increase of 9%, compared to the same quarter last year.  Non-interest expense for the nine months ended September 30, 2009, amounted to $32.1 million, an increase of 13%, compared to the same period in the prior year. The increase in non-interest expense was related primarily to strategic growth, new branches opened and increases in FDIC deposit insurance assessments. Strategic growth initiatives resulted in increases in the areas of compensation-related costs, occupancy, and advertising and public relations expenses.  Year-to-date deposit insurance premiums increased $1.2 million compared to the same nine month period in 2008, due to changes in the FDIC insurance assessment rates and a special June 30, 2009 assessment, which applied to all insured banks, intended to replenish the FDIC’s deposit insurance reserves.

Key Financial Highlights

•	Total assets were $1.29 billion at September 30, 2009 as compared to $1.18 billion at December 31, 2008, an increase of 9%.
•	Total loans increased $110.3 million, or 12%, since December 31, 2008 amounting to $1.06 billion at September 30, 2009.
•

Total deposits, excluding brokered deposits, were $1.04 billion at September 30, 2009 compared to $872.5 million at December 31, 2008, an increase of 19%. Brokered deposits amounted to $88.2 million and $75.4 million on those respective dates.

•

Investment assets under management amounted to $421.6 million at September 30, 2009 compared to $439.7 million at December 31, 2008, a decrease of 4%. The decrease is attributable primarily to declines in commercial sweep account balances during the period partially offset by an increase in Investment Advisory assets in the last quarter.

•	Total assets under management amounted to $1.75 billion at September 30, 2009 and $1.65 billion at December 31, 2008.

Enterprise Bancorp, Inc. (“The Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 80 consecutive profitable quarters.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  Enterprise Bank has seventeen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry and Salem.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and nine months ended September 30, 2009 and 2008

(unaudited)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
(Dollars in thousands, except per share data)	2009	2008	2009	2008

Interest and dividend income:
Loans	$14,721	$14,501	$42,436	$43,154
Investment securities	1,055	1,415	3,759	4,427
Short-term investments	15	60	88	165
Total interest and dividend income	15,791	15,976	46,283	47,746

Interest expense:
Deposits	2,941	4,210	9,874	14,156
Borrowed funds	49	557	211	1,721
Junior subordinated debentures	294	294	883	883
Total interest expense	3,284	5,061	10,968	16,760

Net interest income	12,507	10,915	35,315	30,986

Provision for loan losses	1,140	1,173	3,106	2,040

Net interest income after provision for loan losses	11,367	9,742	32,209	28,946

Non-interest income:
Investment advisory fees	688	778	2,034	2,439
Deposit service fees	1,037	988	2,815	2,826
Income on bank-owned life insurance	155	157	466	464
Other than temporary impairment on investment securities	(8)	—	(782)	—
Net gains on sales of investment securities	—	220	971	267
Gains on sales of loans	148	40	526	100
Other income	337	442	1,055	1,314
Total non-interest income	2,357	2,625	7,085	7,410

Non-interest expense:
Salaries and employee benefits	6,158	5,791	18,203	16,948
Occupancy expenses	1,892	1,685	5,672	4,937
Audit, legal and other professional fees	350	331	1,110	1,096
Advertising and public relations expenses	514	434	1,506	1,272
Deposit insurance premiums	393	194	1,720	537
Supplies and postage expenses	209	222	626	685
Investment advisory and custodial expenses	85	72	304	274
Other operating expenses	919	910	2,934	2,525
Total non-interest expense	10,520	9,639	32,075	28,274

Income before income taxes	3,204	2,728	7,219	8,082
Provision for income taxes	935	1,009	2,058	2,563

Net income	$2,269	$1,719	$5,161	$5,519

Basic earnings per share	$0.28	$0.22	$0.63	$0.69

Diluted earnings per share	$0.28	$0.21	$0.63	$0.69

Basic weighted average common shares outstanding	8,228,897	7,984,628	8,157,273	7,961,943

Diluted weighted average common shares outstanding	8,239,729	8,012,595	8,171,171	7,997,111

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2009	2008	2008

Assets
Cash and cash equivalents:
Cash and due from banks	$30,737	$21,479	$31,858
Short-term investments	11,102	3,797	14,296
Total cash and cash equivalents	41,839	25,276	46,154

Investment securities at fair value	142,904	159,373	137,535
Loans, less allowance for loan losses of $17,488 at Sept. 30, 2009, $15,269 at December 31, 2008 and $15,198 at Sept. 30, 2008.	1,041,410	933,372	893,573
Premises and equipment	22,281	21,651	20,423
Accrued interest receivable	5,504	5,357	5,475
Deferred income taxes, net	9,646	9,349	9,601
Bank-owned life insurance	13,697	13,290	13,156
Prepaid income taxes	359	1,034	1,067
Prepaid expenses and other assets	4,021	5,910	3,663
Core deposit intangible, net of amortization	110	209	243
Goodwill	5,656	5,656	5,656

Total assets	$1,287,427	$1,180,477	$1,136,546

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,127,701	$947,903	$944,253
Borrowed funds	31,170	121,250	83,476
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	19,003	7,546	7,709
Accrued interest payable	1,270	1,849	1,607

Total liabilities	1,189,969	1,089,373	1,047,870

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 8,242,291 and, 8,025,239 and 7,999,089 shares issued and outstanding at Sept 30, 2009, December 31, 2008 and Sept 30, 2008, respectively	82	80	80
Additional paid-in capital	31,302	29,698	29,347
Retained earnings	63,040	60,200	60,890
Accumulated other comprehensive income (loss)	3,034	1,126	(1,641)

Total stockholders’ equity	97,458	91,104	88,676

Total liabilities and stockholders’ equity	$1,287,427	$1,180,477	$1,136,546

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	nine months	year	nine months
	ended	ended	ended
	Sept 30,	December 31,	Sept 30,
(Dollars in thousands, except per share data)	2009	2008	2008
Balance Sheet Items:
Total assets	$1,287,427	$1,180,477	$1,136,546
Loans serviced for others	44,010	28,341	20,683
Investment assets under management	421,553	439,711	516,457
Total assets under management	$1,752,990	$1,648,529	$1,673,686

Book value per share	$11.82	$11.35	$11.09
Dividends per common share	$0.285	$0.360	$0.270
Total capital to risk weighted assets	10.35%	10.70%	11.05%
Tier 1 capital to risk weighted assets	9.02%	9.45%	9.80%
Tier 1 capital to average assets	7.91%	8.28%	8.46%
Allowance for loan losses to total loans	1.65%	1.61%	1.67%
Non-performing assets	$16,766	$8,585	$7,168
Non-performing assets to total assets	1.30%	0.73%	0.63%

Income Statement Items (annualized):
Return on average assets	0.56%	0.51%	0.68%
Return on average stockholders’ equity	7.36%	6.26%	8.33%
Net interest margin (tax equivalent)	4.23%	4.23%	4.22%